Exhibit 1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 16, 2026 by and among EXCP QQG Holding Limited, a British Virgin Islands company, EXCP WW Holding Limited, a British Virgin Islands company, EXCP XCH Holding Limited, a British Virgin Islands company, EXCP XH Holding Limited, a British Virgin Islands company, Qiangang Qiu, Wei Wang, Chenhan Xu and Hui Xu (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of ordinary shares, $0.0001 par value per share, of Texxon Holding Limited. Each Party hereto agrees that the Schedule 13G, dated January 16, 2026, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: January 16, 2026	EXCP QQG Holding Limited

	By:	/s/ Qiangang Qiu
	Name:	Qiangang Qiu
	Title:	Director

Date: January 16, 2026

	By:	/s/ Qiangang Qiu
Qiangang Qiu

Date: January 16, 2026	EXCP WW Holding Limited

	By:	/s/ Wei Wang
	Name:	Wei Wang
	Title:	Director

Date: January 16, 2026

	By:	/s/ Wei Wang
Wei Wang

Date: January 16, 2026	EXCP XCH Holding Limited

	By:	/s/ Chenhan Xu
	Name:	Chenhan Xu
	Title:	Director

Date: January 16, 2026

	By:	/s/ Chenhan Xu
Chenhan Xu

Date: January 16, 2026	EXCP XH Holding Limited

	By:	/s/ Hui Xu
	Name:	Hui Xu
	Title:	Director

Date: January 16, 2026

	By:	/s/ Hui Xu
Hui Xu